Exhibit 99.1: Peoples Financial Corporation Press Release Dated June 23, 2010
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION INCREASES
SEMIANNUAL DIVIDEND 10% TO $ .11 PER SHARE
Biloxi, MS (June 23, 2010)—The board of directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, declared a regular semiannual cash dividend of $.11 per common share, payable July 16, 2010, to stockholders of record July 9, 2010.
The dividend represents a 10% increase over the $.10 per common share paid for the second half of 2009.
“We are pleased that our earnings have stabilized and are starting to recover, giving our Board of Directors the confidence to raise the dividend to our shareholders,” said Chevis C. Swetman, chairman and chief executive officer of the bank and the holding company. “We remain committed to returning about 35% of our earnings to our stockholders,” he added.
The dividends on common stock had been increased eleven consecutive times until July, 2009, when the first of two reductions was announced. “We have weathered a very painful economic storm, which makes this dividend increase all the more significant. Our bank remains strongly capitalized and ready to do business,” said Swetman.
Founded in 1896, with $866 million in assets as of March 31, 2010, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.